EXHIBIT 99.2: PAYCHEX, INC. PRELIMINARY MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     Management’s Discussion and Analysis of Financial Condition and Results of Operations reviews the operating results of Paychex, Inc. (“we,” “our,” or “us”) for each of the three fiscal years in the period ended May 31, 2006 (“fiscal 2006”), May 31, 2005 (“fiscal 2005”), and May 31, 2004 (“fiscal 2004”), and our financial condition at May 31, 2006. This review provides analysis and disclosure in addition to the disclosure contained in our press release dated June 28, 2006 which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
     This review is preliminary, it is not based on audited financial information, and it is not a complete discussion and analysis as required by the Securities and Exchange Commission for Annual Reports filed on Form 10-K or Quarterly Reports filed on Form 10-Q. We expect to file our fiscal 2006 Annual Report on Form 10-K with the Securities and Exchange Commission within seventy-five days after our May 31, 2006 fiscal year-end. The fiscal 2006 Annual Report on Form 10-K will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and the final Management’s Discussion and Analysis of Financial Condition and Results of Operations.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by management of Paychex, Inc. and its wholly owned subsidiaries may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our filings with the Securities and Exchange Commission: general market and economic conditions, including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the market value and the credit rating of securities held by us; changes in demand for our products and services, ability to develop and market new products and services effectively, pricing changes and impact of competition, and the availability of skilled workers; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, state unemployment, and section 125 plans; changes in Professional Employer Organization direct costs, including, but not limited to, workers’ compensation rates and underlying claims trends; the possibility of failure to keep pace with technological changes and provide timely enhancements to products and services; the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of our clients to meet their payroll obligations; the possible failure of internal controls or our inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. All of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this Current Report on Form 8-K, or to reflect occurrence of unanticipated events.
Overview
     We are a leading provider of comprehensive payroll and integrated human resource and employee benefits outsourcing solutions for small- to medium-sized businesses. Our Payroll and Human Resource Services product lines offer a portfolio of products and services that allow our clients to meet their diverse payroll and human resource needs.
     Our Payroll services are provided through either our Core Payroll or Major Market Services (“MMS”) and include:
•	payroll processing;

•	payroll tax administration services;

•	employee payment services; and

•	other payroll-related services including regulatory compliance (new-hire reporting and garnishment processing).
     MMS is utilized by clients that have more complex payroll and benefits needs. While MMS is focused on the more than fifty employees market segment, MMS has many clients with less than fifty employees that have more complex payroll requirements.
     Our Human Resource Services primarily include:
•	retirement services administration;

•	employee benefits administration;

•	workers’ compensation insurance administration;

•	time and attendance solutions;

•	employee handbooks; and

•	comprehensive human resource administrative services, which include Paychex Premier SM Human Resources (“Paychex Premier”) and our Professional Employer Organization (“PEO”).
     We earn revenues primarily through recurring fees for services performed related to our products. Service revenues are primarily driven by the number of clients, utilization of ancillary services, and checks or transactions per client per pay period. We also earn interest on funds held for clients between the time of collection from our clients and remittance to the applicable tax or regulatory agencies or client employees. Our strategy is focused on achieving strong long-term financial performance while providing high-quality, timely, accurate, and affordable services, growing our client base, increasing utilization of our ancillary services, and leveraging our technological and operating infrastructure.
     Fiscal 2006 was our sixteenth consecutive year of record total revenues, net income, and diluted earnings per share. Our financial results for fiscal 2006 included the following highlights:
•	Net income increased 26% to $464.9 million.

•	We achieved $1.22 diluted earnings per share in fiscal 2006, an increase of 26%.

•	Total revenues increased 16% to $1,674.6 million.

•	Payroll service revenue increased 10% to $1,248.9 million.

•	Human Resource Services revenue increased 29% to $324.9 million.

•	Operating income increased 22% to $649.6 million. Operating income excluding interest on funds held for clients increased 16% to $548.8 million.

•	Cash flow from operations increased 22% to $569.2 million.

•	Dividends of $231.5 million were paid to stockholders, representing 50% of net income.
     Our financial performance in fiscal 2006 was largely due to strong service revenue growth of 14%. This growth in service revenue was attributable to growth in client base, check volume, and utilization of ancillary services.
     Our financial performance was also positively impacted by the effects of increases in interest rates earned on our funds held for clients and corporate investment portfolios. The Federal Reserve increased the Federal Funds rate by 200 basis points in fiscal 2005 and by another 200 basis points in fiscal 2006 to the present rate of 5.00% at May 31, 2006. Our combined interest on funds held for clients and corporate investment income increased 73% for fiscal 2006. In fiscal 2006, our combined portfolios earned an average rate of return of 3.2%, increased from 2.2% in fiscal 2005 and 1.8% in fiscal 2004. The impact of changing interest rates and related risks is discussed in more detail in the “Market Risk Factors” section.

     We continue to make investments in our business as part of our growth strategy. Some of these investments include the following:
     Growing the client base and increasing utilization of ancillary services: Our client base increased to approximately 543,000 clients at May 31, 2006. This compares with approximately 522,000 clients at May 31, 2005, and approximately 505,000 clients at May 31, 2004. Client growth was approximately 4.0% for fiscal 2006, compared with approximately 3.5% for fiscal 2005.
     We have continued to invest in our direct sales force, as we believe there is opportunity for growth within our target market of small- to medium-sized businesses. The approximate composition of our direct sales force is summarized in the following table:

	Expected
For fiscal year ended May 31,	2007	Change	2006	Change	2005	Change	2004

Core Payroll (including international)	1,190	7%	1,115	6%	1,050	7%	985
MMS payroll	225	15%	195	15%	170	13%	150
Human Resources/Retirement Services	285	19%	240	9%	220	10%	200
Paychex Premier and PEO	190	19%	160	14%	140	33%	105
Licensed agents for workers’ compensation and health and benefits	110	57%	70	40%	50	25%	40
Time and attendance solutions	35	40%	25	25%	20	100%	—

Total sales representatives	2,035	13%	1,805	9%	1,650	12%	1,480

     We believe there are opportunities for growth within our current client base, as well as with new clients, through increased utilization of our payroll-related and human resource ancillary services. Ancillary services effectively leverage payroll processing data and, therefore, are beneficial to our operating margin. Penetration of our payroll tax administration services has continued to increase, and was 92% at May 31, 2006, compared with 90% at May 31, 2005, and 89% at May 31, 2004. Employee payment services penetration has increased to 68% at May 31, 2006, compared with 65% at May 31, 2005, and 63% at May 31, 2004. Our client bases in the Human Resource Services areas have continued to grow, as shown in the following table:

As of May 31,	2006	2005	2004

Retirement Services recordkeeping clients	38,000	33,000	29,000
Workers’ compensation insurance clients	52,000	44,000	37,000
Paychex Premier worksite employees	236,000	171,000	106,000
PEO worksite employees	59,000	54,000	51,000
     Product and service initiatives: During fiscal 2006, we made investments to broaden our portfolio of products and services and expand into new markets, and:
•	Enhanced our 401(k) recordkeeping service, allowing our clients use of our recordkeeping with significantly expanded investment choices.

•	Developed an online time and labor management tool to be added to our suite of time and attendance solutions to better serve our MMS clients.

•	Continued our expansion within Germany.

•	Expanded our health benefits nationwide, simplifying the process for our clients in obtaining coverage through our network of national and regional insurers.

•	Released our Health Savings Account product, which serves as a tax savings tool for employers and employees, allowing individuals to save money tax-free to pay for qualified medical expenses now and in the future. This provides a means to control rising insurance premiums.
     Business acquisitions: We will supplement our growth through strategic acquisition when opportunities arise. In the fiscal year ended May 31, 2003, we expanded our client base through the acquisitions of Advantage Payroll Services, Inc. (“Advantage”) and InterPay, Inc. (“InterPay”). In fiscal 2004, the acquisition of substantially all the assets and certain liabilities of Stromberg LLC (“Stromberg”) along with the acquisition of Stromberg’s Time In A Box® product, allowed us to expand our product offering to include time and attendance solutions and thus offer value-added products and services to payroll and non-payroll clients. We currently have no definitive agreements or current plans with respect to any material prospective acquisition.
     Focus on customer service: We have always focused on customer service and the maximization of client retention. Fiscal 2006 client retention is at record levels of slightly less than 80% of our beginning client base. The most significant factor contributing to our client losses is business closures. In fiscal 2006, we reduced the number of clients per payroll specialist due to our commitment to continuously improve customer service.
     Financial position: At May 31, 2006, we maintained a strong financial position with total cash and corporate investments of $577.4 million. We also had $384.5 million in long-term corporate investments at May 31, 2006. Our primary source of cash is our ongoing operations. Cash flow from operations was $569.2 million in fiscal 2006, a growth of 22% over $466.6 million in fiscal 2005. Historically, we have funded our operations, capital purchases, and dividend payments from our operating activities. It is anticipated that current cash and corporate investment balances, along with projected operating cash flows, will support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
     Reclassifications: Certain prior periods presented reflect the change in classification of variable rate demand notes (“VRDNs”) and auction rate securities from cash equivalents to available-for-sale securities. This reclassification had no impact on reported consolidated earnings.
     VRDNs and auction rate securities are variable-rate securities that are tied to short-term interest rates and priced and traded as short-term instruments because of the liquidity provided through the respective tender or auction features. We invest in these securities to provide near-term liquidity and have historically classified these securities as cash equivalents if the period between interest rate resets was ninety days or less. Based on our review of the contractual maturity dates associated with the underlying securities, which are typically in excess of ninety days and often are twenty to thirty years, and as liquidity is provided by a party other than the original issuer, we have reclassified VRDNs and auction rate securities to available-for-sale securities within corporate investments and funds held for clients, for each of the periods presented in our Consolidated Balance Sheets. This reclassification from cash equivalents to available-for sale securities at May 31, 2006 and May 31, 2005 was $1.7 billion and $1.6 billion, respectively, within funds held for clients and $263.5 million and $203.3 million, respectively, between cash and cash equivalents and corporate investments.
     As of May 31, 2006, we have separately reported our long-term corporate investments on our Consolidated Balance Sheets as we have the ability to hold these investments for a period in excess of one year. To conform to this current period presentation, we have also reclassified our investments at May 31, 2005.
     Certain prior period amounts within our Consolidated Income Statements have been reclassified to conform to the current period presentation including reclassifications between operating and selling, general and administrative expenses to more appropriately reflect our way of conducting business.
     For further analysis of our results of operations for fiscal years 2006, 2005, and 2004, and our financial position at May 31, 2006, refer to the tables and analysis in the “Results of Operations” and “Liquidity and Capital Resources” sections and the discussion in the “Critical Accounting Policies” section.

Outlook
     Our current outlook for the full fiscal year ended May 31, 2007 (“fiscal 2007”) is based upon current economic conditions and interest rate levels and is summarized as follows:
•	Payroll service revenue growth is projected to be in the range of 9% to 11%.

•	Human Resource Services revenue growth is expected to be in the range of 20% to 23%.

•	Total service revenue growth is projected to be in the range of 11% to 13%.

•	Interest on funds held for clients is expected to increase approximately 28% to 30%.

•	Total revenue growth is estimated to be in the range of 12% to 14%.

•	Corporate investment income is anticipated to increase approximately 45% to 50%.

•	Stock-based compensation costs will be primarily included in selling, general and administrative expenses and are expected to impact pre-tax and net income in the range of 4% to 5%.

•	The effective income tax rate is expected to approximate 31.0%.

•	Net income growth is expected to be in the range of 12% to 14%.
     Purchases of property and equipment in fiscal 2007 are expected to be in the range of $85 million to $90 million, in line with our growth rates. Fiscal 2007 depreciation expense is projected to be approximately $55 million, and we project amortization of intangible assets for fiscal 2007 to be approximately $14 million.
     Our projections are based on current economic and interest rate conditions continuing with no significant changes. We estimate that the earnings effect of a 25-basis-point change in interest rates (17 basis points for tax-exempt investments) at the beginning of fiscal 2007 would be in the range of $4.5 million to $5.0 million for fiscal 2007. The total investment portfolio (funds held for clients and corporate investments) is expected to average approximately $4.5 billion in fiscal 2007. Given current accounting interpretations, in order to preserve the accounting treatment on available-for-sale securities of recording market value fluctuations through comprehensive income instead of through the income statement, we do not expect to realize any losses in the investment portfolios in fiscal 2007.

Results of Operations
Summary of Results of Operations for the Fiscal Years Ended May 31:

In millions, except per share amounts	2006	Change	2005	Change	2004

Revenues:
Payroll service revenue	$1,248.9	10%	$1,133.5	9%	$1,040.0
Human Resource Services revenue	324.9	29%	251.2	26%	200.1

Total service revenues	1,573.8	14%	1,384.7	12%	1,240.1

Interest on funds held for clients	100.8	67%	60.4	11%	54.2

Total revenues	1,674.6	16%	1,445.1	12%	1,294.3

Combined operating and SG&A expenses	1,025.0	12%	911.3	6%	861.0

Operating income	649.6	22%	533.8	23%	433.3
As a % of total revenues	39%		37%		33%
Investment income, net	25.2	103%	12.4	-25%	16.5

Income before income taxes	674.8	24%	546.2	21%	449.8
As a % of total revenues	40%		38%		35%
Income taxes	209.9	18%	177.4	21%	146.8

Net income	$464.9	26%	$368.8	22%	$303.0

As a % of total revenues	28%		26%		23%
Diluted earnings per share	$1.22	26%	$0.97	21%	$0.80

     Details regarding our combined funds held for clients and corporate investment portfolios are as follows:

	Year ended May 31,

$ in millions	2006	2005	2004

Average investment balances:
Funds held for clients	$3,080.3	$2,759.7	$2,515.3
Corporate investments	840.3	599.5	446.9

Total	$3,920.6	$3,359.2	$2,962.2

Average interest rates earned (exclusive of realized gains/losses):
Funds held for clients	3.2%	2.2%	1.7%
Corporate investments	2.9%	2.1%	2.3%
Combined funds held for clients and corporate investments	3.2%	2.2%	1.8%

Net realized gains/(losses):
Funds held for clients	$0.9	$0.3	$11.7
Corporate investments	0.1	(0.1)	7.4

Total	$1.0	$0.2	$19.1

As of May 31,
$ in millions	2006	2005	2004

Unrealized losses on available-for-sale securities	$(22.0)	$(9.9)	$(4.2)
Federal Funds rate	5.00%	3.00%	1.00%
Three-year “AAA” municipal securities yield	3.65%	2.85%	2.50%
Total market value of available-for-sale securities	$3,852.4	$3,567.2	$3,269.9
Average duration of available-for-sale securities (in years) (A)	2.0	2.1	2.1
Weighted-average yield-to-maturity of available-for-sale securities (A)	3.0%	2.6%	2.3%

(A)	These items exclude the impact of auction rate securities and VRDNs as they are tied to short-term interest rates.

     Revenues: The increases in Payroll service revenue in fiscal 2006 as compared to fiscal 2005, and in fiscal 2005 as compared to fiscal 2004, were primarily attributable to growth in clients, check volume, and utilization of our ancillary services.
     As of May 31, 2006, 92% of all clients utilized our payroll tax administration services, compared with 90% at May 31, 2005, and 89% at May 31, 2004. We believe our client utilization percentage of these services is near maturity. Our employee payment services were utilized by 68% of our clients at May 31, 2006, compared with 65% at May 31, 2005, and 63% at May 31, 2004. More than 95% of new clients purchase our payroll tax administration services and more than 75% of new clients purchase our employee payment services.
     MMS revenue increased 27% for both fiscal 2006 and fiscal 2005 to $225.0 million and $176.9 million, respectively. Approximately one-third of our new MMS clients are conversions from our Core Payroll service. We had over 33,000 MMS clients at May 31, 2006.
     Human Resource Services revenue increased 29% in fiscal 2006 and 26% in fiscal 2005 as a result of higher revenues from the following services:
•	We have continued to see growth in the number of clients utilizing our Retirement Services product. Retirement Services revenue increased 16% for fiscal 2006 and 17% for fiscal 2005 to $106.1 million and $91.4 million, respectively. We serviced over 38,000 and 33,000 Retirement Services clients at May 31, 2006 and 2005, respectively.

•	Sales of our Paychex Premier product, a comprehensive payroll and integrated human resource and employee benefits outsourcing solution for small- to medium-sized businesses, have been strong, as administrative fee revenue from this product increased 57% for fiscal 2006 and 66% for fiscal 2005 to $52.6 million and $33.6 million, respectively. The increases in administrative fee revenue were driven primarily by client growth. Administrative fee revenue in fiscal 2006 also benefited from the implementation of initial enrollment fees, effective May 1, 2005. As of May 31, 2006, our Paychex Premier product serviced over 236,000 client employees, as compared with over 171,000 client employees at May 31, 2005.

•	Revenue from the PEO product increased 25% for fiscal 2006 and 14% for fiscal 2005 to $67.1 million and $53.7 million, respectively. This was the result of growth in clients and client employees served, price increases, and favorable fluctuations in workers’ compensation claims experience. As of May 31, 2006, our PEO product serviced approximately 59,000 client employees, as compared with over 54,000 client employees at May 31, 2005.

Our PEO product provides essentially the same services as Paychex Premier, except we serve as a co-employer of the client’s employees, assume the risks and rewards of workers’ compensation insurance, and provide more sophisticated health care offerings to PEO clients. The PEO product is available primarily for clients domiciled in Florida and Georgia, where the utilization of PEOs is more prevalent than other areas of the United States. Due to the characteristics of the PEO product, the revenue and profits from this product can fluctuate significantly between quarters. These fluctuations primarily relate to the assumption of the risks and rewards of workers’ compensation insurance and, to a lesser extent, the other offerings unique to the PEO product. The risks and rewards of workers’ compensation insurance are derived from actuarial changes in estimated losses under workers’ compensation policies as the result of actual claims experience under our workers’ compensation policies and changes in workers’ compensation legislation by the state of Florida.

•	Revenue from other Human Resource Services increased 36% for fiscal 2006 and 33% for fiscal 2005 to $99.0 million and $72.5 million, respectively. This was the result of increases in revenue from time and attendance solutions, state unemployment services, and employee handbooks. Other Human Resource Services revenue growth in fiscal 2005 compared to fiscal 2004 also reflected the benefit of revenue from the April 2004 acquisition of Stromberg time and attendance solutions.

     The increase in interest on funds held for clients in fiscal 2006 compared to fiscal 2005 is the result of higher average interest rates earned in fiscal 2006 and higher average portfolio balances. The increase in interest on funds held for clients in fiscal 2005 compared to fiscal 2004 is the result of higher average interest rates earned in fiscal 2005 and higher average portfolio balances, offset by lower net realized gains on the sales of available-for-sale securities. The higher average portfolio balances in both fiscal 2006 and fiscal 2005 were driven by client base growth, wage inflation, check volume growth within our current client base, and increased utilization of our payroll tax administration services and employee payment services. See the “Market Risk Factors” section for more information on changing rates.
     Combined Operating and SG&A Expenses: The following table summarizes total combined operating and selling, general and administrative (“SG&A”) expenses for the fiscal year ended May 31:

In millions	2006	Change	2005	Change	2004

Compensation-related expenses	$656.8	15%	$571.4	12%	$510.2
Facilities (excluding depreciation) expenses	48.3	10%	44.1	-3%	45.3
Depreciation of property and equipment	51.6	12%	46.2	18%	39.2
Amortization of intangible assets	14.9	-6%	15.8	-5%	16.6
Other expenses	253.4	8%	233.8	9%	213.9

	1,025.0	12%	911.3	10%	825.2

Expense charge to increase legal reserve	—	0%	—	-100%	35.8

Total operating and SG&A expenses	$1,025.0	12%	$911.3	6%	$861.0

As a % of total service revenues	65.1%		65.8%		69.4%

     Combined operating and SG&A expenses increased 12% in fiscal 2006 and 10% in fiscal 2005, excluding the expense charge to increase the legal reserve in fiscal 2004. The increases in both fiscal 2006 and in fiscal 2005 were the result of our continued investment in information technology to create more efficient processes and systems as well as investment in personnel and other costs to support organic growth. During fiscal 2006, total expenses were affected by a strong sales year as our sales force exceeded its targets resulting in higher than normal levels of sales expense, continued investments in new products and services, geographic expansion within Germany, and other expenditures to continually improve client service. Fiscal 2005 growth was impacted by additional expenses as a result of our April 2004 acquisition of Stromberg. At May 31, 2006, we had approximately 10,900 employees compared with approximately 10,000 at May 31, 2005 and 9,400 at May 31, 2004.
     Depreciation expense is primarily related to buildings, furniture and fixtures, data processing equipment, and software. Depreciation expense increased in fiscal 2006 compared to fiscal 2005 due to the purchase in May 2005 of a 127,000-square foot building in Rochester, New York and higher levels of capital expenditures. Amortization of intangible assets is primarily related to client lists obtained from previous acquisitions, which are amortized using accelerated methods. Other expenses include items such as delivery, forms and supplies, communications, travel and entertainment, professional services, and other costs incurred to support our business.
     Operating Income: Operating income year-over-year growth was 22% for fiscal 2006 and 23% for fiscal 2005. The increases in operating income in fiscal 2006 and fiscal 2005 are attributable to the factors previously discussed.
     Investment Income, Net: Investment income, net primarily represents earnings from our cash and cash equivalents and investments in available-for-sale securities. Investment income does not include interest on funds held for clients, which is included in total revenues. The increase in investment income in fiscal 2006 compared with fiscal 2005 is mainly due to higher average interest rates earned in fiscal 2006 and higher average portfolio balances resulting from investment of cash generated from ongoing operations. The decrease in investment income in fiscal 2005 compared with fiscal 2004 is mainly due to lower net realized gains on sales of available-for-sale securities and lower average interest rates earned on longer-term investments, offset by an increase in average daily balances.
     Income Taxes: Our effective income tax rate was 31.1% in fiscal 2006, compared with 32.5% in fiscal 2005, and 32.6% in fiscal 2004. The decrease in our effective income tax rate in fiscal 2006 was primarily the result of higher levels of tax-exempt income, which is derived primarily from municipal debt securities in the funds held for clients and corporate investment portfolios and a lower effective state income tax rate.
     Net Income: Net income growth was 26% for fiscal 2006 and 22% for fiscal 2005. The increases in net income for fiscal 2006 and fiscal 2005 are attributable to the factors previously discussed.
Liquidity and Capital Resources
     At May 31, 2006, our principal source of liquidity was $577.4 million of cash and corporate investments. We also had $384.5 million in long-term corporate investments at May 31, 2006. Current cash and corporate investments and projected operating cash flows are expected to support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
Commitments and Contractual Obligations
     We have unused borrowing capacity available under four uncommitted, secured, short-term lines of credit with financial institutions at market rates of interest as follows:

Financial institution	Amount available	Expiration date

JP Morgan Chase Bank, N.A.	$350 million	February 2007
Fleet National Bank, a Bank of America company	$250 million	February 2007
PNC Bank, National Association	$150 million	February 2007
Wells Fargo Bank, National Association	$150 million	February 2007
     Our credit facilities are evidenced by Promissory Notes and are secured by separate Pledge Security Agreements by and between Paychex, Inc. and each of the financial institutions (the “Lenders”), pursuant to which we have granted each of the Lenders a security interest in certain of our investment securities accounts. The collateral is maintained in a pooled custody account pursuant to the terms of a Control Agreement and is to be administered under an Intercreditor Agreement among the Lenders. Under certain circumstances, individual Lenders may require that collateral be transferred from the pooled account into segregated accounts for the benefit of such individual Lenders.
     The primary uses of the lines of credit would be to meet short-term funding requirements related to deposit account overdrafts and client fund deposit obligations arising from electronic payment transactions on behalf of our clients in the ordinary course of business, if necessary. No amounts were outstanding against these lines of credit during fiscal 2006 or at May 31, 2006.
     We had standby letters of credit outstanding totaling $53.4 million at May 31, 2006, required to secure commitments for certain of our insurance policies. These letters of credit expire at various dates between July 2006 and December 2008 and are secured by securities held in our corporate investment portfolios, including a $44.2 million letter of credit for which funds have been segregated into a separate account. Effective June 28, 2006, this $44.2 million letter of credit was increased to $50.9 million, bringing the total letters of credit outstanding to $60.2 million. No amounts were outstanding on these letters of credit during fiscal 2006 or at May 31, 2006.

     We have entered into various operating leases and purchase obligations that, under U.S. generally accepted accounting principles, are not reflected on the Consolidated Balance Sheets at May 31, 2006. The table below summarizes our estimated annual payment obligations under these commitments, as well as other contractual obligations shown as other liabilities on the Consolidated Balance Sheets at May 31, 2006:

	Payments due by period
In millions	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years

Operating leases (1)	$134.2	$37.6	$60.1	$31.6	$4.9
Other purchase obligations (2)	77.0	40.4	18.0	14.5	4.1
Other liabilities (3)	1.5	0.3	0.6	0.4	0.2

Total	$212.7	$78.3	$78.7	$46.5	$9.2

(1)	Operating leases are primarily for office space and equipment used in our branch operations. These amounts do not include future payments under redundant leases related to the acquisitions of Advantage and InterPay, which are included in the table above with other liabilities.

(2)	Purchase obligations include our estimate of the minimum outstanding commitments under purchase orders to buy goods and services and legally binding contractual arrangements with future payment obligations. Included in the total purchase obligations is $8.2 million of commitments to purchase capital assets. Amounts actually paid under certain of these arrangements may be higher due to variable components of these agreements.

(3)	The obligations shown as other liabilities represent business acquisition reserves and are reflected in the Consolidated Balance Sheets at May 31, 2006, with $0.3 million in other current liabilities and $1.2 million in other long-term liabilities. Certain deferred compensation plan obligations and other long-term liabilities amounting to $39.4 million are excluded because the timing of actual payments cannot be specifically or reasonably determined due to the variability in assumptions required to project the timing of future payments.
     Advantage has license agreements with fifteen independently owned associate offices (“Associates”), which are responsible for selling and marketing Advantage payroll services and performing certain operational functions, while Paychex, Inc. and Advantage provide all centralized back-office payroll processing and payroll tax administration services. In addition, we have a relationship with New England Business Services, Inc. (“NEBS®”), whereby Advantage performs all client functions other than sales and marketing. Under these arrangements, Advantage pays the Associates and NEBS commissions based on processing activity for the related clients. Since the actual amounts of future payments is uncertain, obligations under these arrangements are not included in the table above. Commission expense for the Associates and NEBS in fiscal 2006 and fiscal 2005 was $19.0 million and $16.7 million, respectively.
     We guarantee performance of service on annual maintenance contracts for clients who financed their service contracts through a third party. In the normal course of business, we make representations and warranties that guarantee the performance of services under service arrangements with clients. In addition, we have entered into indemnification agreements with our officers and directors, which require us to defend and, if necessary, indemnify these individuals for certain pending or future legal claims as they relate to their services to Paychex and our subsidiaries. Historically, there have been no material losses related to such guarantees and indemnifications.
     We currently self-insure the deductible portion of various insured exposures under certain of our employee benefit plans. Our estimated loss exposure under these insurance arrangements is recorded in other current liabilities. Historically, the amounts accrued have not been material. We have insurance coverage in addition to our purchased primary insurance policies for gap coverage for employment practices liability, errors and omissions, warranty liability, and acts of terrorism, and capacity for deductibles and self-insured retentions through our captive insurance company.

Off-Balance Sheet Arrangements
     As part of our ongoing business, we do not participate in transactions with unconsolidated entities such as special purpose entities or structured finance entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other limited purposes. We do maintain investments as a limited partner in low-income housing projects that are not considered part of our ongoing operations. These investments are accounted for under the equity method of accounting.
Operating Cash Flow Activities

	Year ended May 31,
In millions	2006	2005	2004

Net income	$464.9	$368.8	$303.0
Non-cash adjustments to net income	99.5	106.7	105.6
Cash provided by/(used in) changes in operating assets and liabilities	4.8	(8.9)	(19.6)

Net cash provided by operating activities	$569.2	$466.6	$389.0

     The increase in our operating cash flows in fiscal 2006 and fiscal 2005 was driven by higher net income, impacted by changes in operating assets and liabilities. The fluctuations in our operating assets and liabilities between periods were primarily related to the timing of accounts receivable billing and collection, and timing of payments for compensation, PEO payroll, income tax, and other liabilities.
Investing Cash Flow Activities

	Year ended May 31,
In millions	2006	2005	2004

Net change in funds held for clients and corporate investment activities	$(224.0)	$(177.3)	$(151.8)
Purchases of property and equipment, net of proceeds from the sale of property and equipment	(81.1)	(67.2)	(50.6)
Acquisitions of businesses, net of cash acquired	(0.7)	(0.4)	(13.2)
Purchases of other assets	(4.2)	(2.7)	(2.4)

Net cash used in investing activities	$(310.0)	$(247.6)	$(218.0)

     Funds held for clients and corporate investments: Funds held for clients are primarily comprised of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities.
     The amount of funds held for clients will vary based upon the timing of collecting client funds, and the related remittance of funds to tax authorities for payroll tax administration services and to employees of clients utilizing employee payment services. Fluctuations in net funds held for clients and corporate investment activities primarily relate to timing of purchases, sales, or maturities of corporate investments. Additional discussion of interest rates and related risks is included in the “Market Risk Factors” section.
     Acquisitions of businesses, net of cash acquired: In fiscal 2004, we paid approximately $12.6 million in cash for the acquisition of Stromberg and $0.6 million of additional purchase price related to the InterPay acquisition.
     Purchases of property and equipment: To support our continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. In fiscal 2006, we made purchases of property and equipment of $81.1 million, compared with $70.7 million of purchases in fiscal 2005 and $50.6 million of purchases in fiscal 2004. In

May 2005, we purchased a 127,000-square-foot facility in Rochester, New York for $10.5 million. Construction in progress totaled $36.3 million and $29.5 million at May 31, 2006 and 2005, respectively. Of these costs, $29.4 million and $18.9 million represent software being developed for internal use at May 31, 2006 and 2005, respectively. Capitalization of costs ceases when the software is ready for its intended use, at which time we will begin amortization of the costs.
     During fiscal 2006, fiscal 2005, and fiscal 2004, we purchased approximately $4.6 million, $2.5 million, and $1.2 million, respectively, of data processing equipment and software from EMC Corporation, whose Chairman, President and Chief Executive Officer is a member of our Board of Directors.
Financing Cash Flow Activities

	Year ended May 31,
In millions, except per share amounts	2006	2005	2004

Dividends paid	$(231.5)	$(193.0)	$(177.4)
Proceeds from exercise of stock options	32.1	9.0	18.3

Net cash used in financing activities	$(199.4)	$(184.0)	$(159.1)

Cash dividends per common share	$0.61	$0.51	$0.47

     Dividends paid: In October 2005, our Board of Directors approved an increase in the quarterly dividend payment to $0.16 per share from $0.13 per share. In October 2004, our Board of Directors approved an increase in the quarterly dividend payment to $0.13 per share from $0.12 per share. The dividends paid as a percentage of net income totaled 50%, 52%, and 59% in fiscal 2006, fiscal 2005, and fiscal 2004, respectively. Future dividends are dependent on our future earnings and cash flow and are subject to the discretion of our Board of Directors.
     Proceeds from exercise of stock options: The increase in proceeds from the exercise of stock options in fiscal 2006 compared with fiscal 2005 is primarily due to an increase in the number of shares exercised and an increase in the average exercise price per share. The decrease in proceeds from the exercise of stock options in fiscal 2005 compared with fiscal 2004 is primarily due to a decrease in the number of shares exercised. Shares exercised in fiscal 2006 were 1.7 million compared with 0.7 million shares in fiscal 2005 and 1.3 million shares in fiscal 2004. We have recognized a tax benefit from the exercise of stock options of $11.6 million, $4.5 million, and $10.2 million for fiscal 2006, fiscal 2005, and fiscal 2004, respectively. This tax benefit reduces the accrued income tax liability and increases additional paid-in capital, with no impact on the expense amount for income taxes.
Other
     New accounting pronouncements: In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” This statement requires that all stock-based payments to employees, including grants of employee stock options, be recognized as compensation costs in the financial statements based on their fair values measured at the date of grant.
     Prior to June 1, 2006, we had accounted for grants of employee stock options under the intrinsic value method allowed under APB 25 and related interpretations, and therefore had not recognized any compensation costs for stock-based awards. As permitted by SFAS No. 123, we presented pro forma financial results including the effects of share-based compensation costs in the footnotes to the financial statements.
     SFAS No. 123(R) is effective for fiscal years beginning after December 15, 2005 and permits adoption using one of the following two methods:
•	Modified prospective method, in which compensation costs will be recognized in our financial statements for all awards granted after the date of adoption as well as for the unvested portion of existing awards as of the date of adoption (the “Existing Awards”), and requires that prior periods not be restated.

•	Modified retrospective method, which includes the requirements of the modified prospective method described above for new awards and Existing Awards, but also permits entities to restate prior periods based on amounts previously determined under SFAS No. 123 for pro forma disclosures.
     We will adopt this standard beginning June 1, 2006, using the modified prospective method. Accordingly, the results of operations for future periods will not be comparable to our historical results of operations. We anticipate the adoption of SFAS No. 123(R) will negatively impact net income in the range of 4% to 5% in fiscal 2007, increasing our operating expenses and selling, general and administrative expenses.
     Unrecognized stock-based compensation costs related to Existing Awards as of May 31, 2006 was approximately $38.3 million and is expected to be recognized over a weighted-average period of 2.4 years. We cannot yet estimate what the compensation cost impact will be on our financial statements for the awards that we issue after June 1, 2006, as it will depend on the terms of any future grants approved by the Board of Directors and the underlying assumptions used in calculating the fair value at the time of any such future grants. The calculation of fair value is very sensitive to changes in the underlying assumptions, especially volatility and expected option term life.
     In addition, SFAS No. 123(R) will impact how income taxes are recorded to our financial statements, as tax deductions for certain tax-qualified option grants (“incentive stock options”) are allowed only at the time a taxable disposition occurs. This may result in an increase in our effective tax rate in the early periods after adoption and it could cause variability in our effective tax rate throughout a fiscal year as these events occur.
     SFAS No. 123(R) also amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash inflow rather than a reduction of taxes paid in operating cash flows. We cannot estimate what the amount of excess tax deductions will be in future periods. However, the amounts of operating cash flows recognized in prior periods for excess tax deductions were $11.6 million, $4.5 million, and $10.2 million for the years ended May 31, 2006, 2005, and 2004, respectively.
     Our pro-forma disclosures under SFAS No. 123 utilized a Black-Scholes option pricing model for valuing employee stock options and allocated the expense using an accelerated method. Upon adoption of SFAS No. 123(R), we will continue to use a Black-Scholes option pricing model, but will begin to allocate the expense on a straight-line basis over the requisite service period to better reflect the cost of employee services provided.
     Upon adoption of SFAS No. 123(R), we will be required to estimate forfeitures and only record compensation costs for those awards that are expected to vest. In our pro forma disclosures under SFAS No. 123, we have accounted for forfeitures as they occurred. Our assumptions for forfeitures will be determined based on factors including type of award and historical experience, and will be reevaluated regularly as an award vests.
     We currently offer an Employee Stock Purchase Plan to all employees, under which stock can be purchased through a payroll deduction with no discount to the market price and no look-back provision. We have determined that this plan is non-compensatory and is not subject to the provisions of SFAS No. 123(R). Therefore, no compensation costs will be recognized related to this plan.
     The following FASB Staff Positions (“FSP”) issued during our fiscal year ended May 31, 2006 and related to SFAS No. 123(R) are currently being evaluated and will be applied upon adoption of SFAS No. 123(R) for our fiscal year beginning June 1, 2006:
•	FAS 123(R)-1, “Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FASB Statement No. 123(R);”

•	FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FASB Statement 123(R);”

•	FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards;” and

•	FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.”

     In October 2005, the FASB issued FSP FAS 13-1, “Accounting for Rental Costs Incurred During a Construction Period.” This FSP provides that rental costs associated with operating leases that are incurred during a construction period should be recognized as rental expense and included in income from continuing operations. The guidance in this FSP was effective in the first reporting period beginning after December 15, 2005. We have historically expensed rental costs incurred during a construction period, and therefore, the adoption of this FSP did not have an impact on our results of operations or financial position.
     In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This FSP provides guidance on determining if an investment is considered to be impaired, if the impairment is other-than-temporary and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and was effective for reporting periods beginning after December 15, 2005. We account for investments in accordance with this guidance, and therefore, the adoption of this FSP did not have a material impact on our results of operations or financial position.
     In February and March 2006, the FASB issued the following statements amending SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of FASB Statement No. 125”:
•	SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140;” and

•	SFAS No. 156, “Accounting for Servicing of Financial Assets — an Amendment of FASB Statement No. 140.”
     The guidance in these statements is effective in the first fiscal year beginning after September 15, 2006. We do not utilize derivative financial instruments and currently do not have any servicing assets or servicing liabilities that would fall under the guidance of either statement, and therefore, the adoption of these statements will not have a material impact on our results of operations or financial position.
Critical Accounting Policies
     Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses. On an ongoing basis, we evaluate the accounting policies and estimates used to prepare the Consolidated Financial Statements. We base our estimates on historical experience, future expectations, and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates. Certain accounting policies that are deemed critical to our results of operations or financial position are discussed below.
     Revenue recognition: Service revenues are recognized in the period services are rendered and earned under service arrangements with clients where service fees are fixed or determinable and collectibility is reasonably assured. Certain processing services are provided under annual service arrangements with revenue recognized ratably over the annual service period. Our service revenues are largely attributable to payroll-related processing services where the fee is based on a fixed amount per processing period or a fixed amount per processing period plus a fee per employee or transaction processed. The revenue earned on delivery service for the distribution of certain client payroll checks and reports is included in service revenues, and the costs for delivery are included in operating expenses on the Consolidated Statements of Income.
     PEO revenues are included in service revenues and are reported net of direct costs billed and incurred, which include wages, taxes, benefit premiums, and claims of PEO worksite employees. Direct costs billed and incurred for PEO worksite employees were $2,414.5 million, $2,230.8 million, and $1,846.1 million for fiscal 2006, 2005, and 2004, respectively.

     Revenues from certain time and attendance solutions are recognized using the residual method when all of the following are present: persuasive evidence of an arrangement exists, typically a non-cancelable sales order; delivery is complete for the software and hardware; the fee is fixed or determinable and free of contingencies; and collectibility is reasonably assured. Maintenance contracts are generally purchased by our clients in conjunction with their purchase of certain time and attendance solutions. Revenue from these maintenance contracts is recognized ratably over the term of the contract.
     Interest on funds held for clients is earned primarily on funds that are collected from clients before due dates for payroll tax administration services and for employee payment services, and invested until remittance to the applicable tax or regulatory agencies or client employees. These collections from clients are typically remitted between one and thirty days after receipt, with some items extending to ninety days. The interest earned on these funds is included in total revenues on the Consolidated Statements of Income because the collection, holding, and remittance of these funds are critical components of providing these services. Interest on funds held for clients also includes net realized gains and losses from the sales of available-for-sale securities.
     PEO workers’ compensation insurance: Workers’ compensation insurance reserves are established to provide for the estimated costs of paying claims underwritten by us. These reserves include estimates for reported losses, plus amounts for those claims incurred but not reported and estimates of certain expenses associated with processing and settling the claims. In establishing the workers’ compensation insurance reserves, we utilize an independent actuarial estimate of undiscounted future cash payments that would be made to settle the claims.
     Estimating the ultimate cost of future claims is an uncertain and complex process based upon historical loss experience and actuarial loss projections, and is subject to change due to multiple factors, including social and economic trends, changes in legal liability law and damage awards, all of which could materially impact the reserves as reported in the financial statements. Accordingly, final claim settlements may vary from our present estimates, particularly when those payments may not occur until well into the future.
     We regularly review the adequacy of our estimated workers’ compensation insurance reserves. Adjustments to previously established reserves are reflected in the operating results of the period in which the adjustment is identified. Such adjustments could possibly be significant, reflecting any variety of new and adverse or favorable trends.
     In fiscal 2006 and fiscal 2005, workers’ compensation insurance for PEO worksite employees was provided based on claims paid as incurred. Our maximum individual claims liability was $750,000 under the fiscal 2006 policy and $500,000 under the fiscal 2005 policy.
     We had recorded the following amounts on our Consolidated Balance Sheets for workers’ compensation claims as of May 31:

	Prepaid	Current	Long-term
In thousands	expense	liability	liability

2006	$3,150	$7,061	$18,374
2005	$3,702	$7,164	$13,963
     Valuation of investments: Our investments in available-for-sale securities are reported at market value. Unrealized gains related to increases in the market value of investments and unrealized losses related to decreases in the market value are included in comprehensive income, net of tax. However, changes in the market value of investments impact our net income only when such investments are sold or impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of the security’s cost basis. On our Consolidated Statements of Income, realized gains and losses from funds held for clients are included in interest on funds held for clients, whereas realized gains and losses from corporate investments are included in investment income, net.

     We are exposed to credit risk in connection with our available-for-sale securities from the possible inability of borrowers to meet the terms of their bonds. We attempt to mitigate this risk by investing primarily in high credit quality securities, AAA- and AA-rated securities and A-1-rated short-term securities. We periodically review our investment portfolio to determine if any investment is other-than-temporarily impaired due to changes in credit risk or other potential valuation concerns, which would require us to record an impairment charge in the period any such determination is made. In making this judgment, we evaluate, among other things, the duration and extent to which the market value of an investment is less than its cost, the credit rating and any changes in credit rating for the investment, and our ability and intent to hold the investment until the earlier of market price recovery or maturity. Our assessment that an investment is not other-than-temporarily impaired could change in the future due to new developments or changes in our strategies or assumption related to any particular investment.
     Goodwill and intangible assets: For business combinations, we assign estimated fair values to all assets and liabilities acquired, including intangible assets such as customer lists, certain license agreements, trade names, and non-compete agreements. The assignment of fair values to acquired assets and liabilities and the determination of useful lives for depreciable and amortizable assets requires significant estimates, judgments, and assumptions. For certain fixed assets, including software and intangible assets, we utilize the assistance of independent valuation consultants. The remaining purchase price of the acquired business not assigned to identifiable assets and liabilities is recorded as goodwill.
     We have $405.8 million of goodwill recorded on our Consolidated Balance Sheet at May 31, 2006, resulting from acquisitions in fiscal 2003 and fiscal 2004. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill not be amortized, but instead tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change in a way to indicate that there has been a potential decline in the fair value of the reporting unit. Impairment is determined by comparing the estimated fair value of the reporting unit to its carrying amount, including goodwill. We perform our annual review at the beginning of the fourth fiscal quarter. Our business is largely homogeneous and, as a result, substantially all of the goodwill is associated with one reporting unit. Based on the results of our goodwill impairment review, no impairment loss was recognized in the results of operations for fiscal 2006 or fiscal 2005. Subsequent to this review, there have been no events or circumstances that indicate any potential impairment of our goodwill balance.
     We also test intangible assets for potential impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.
     Accrual for client fund losses: We maintain an accrual for estimated losses associated with our clients’ inability to meet their payroll obligations. As part of providing payroll, payroll tax administration services, and employee payment services, we are authorized by the client to initiate money transfers from the client’s account for the amount of tax obligations and employees’ direct deposits. Electronic money fund transfers from client bank accounts are subject to potential risk of loss resulting from clients’ insufficient funds to cover such transfers. We evaluate certain uncollected amounts on a specific basis and analyze historical experience for amounts not specifically reviewed to determine the likelihood of recovery from the clients.
     Contingent liabilities: We are subject to various claims and legal matters that arise in the normal course of business. At May 31, 2006, we had approximately $15.6 million of reserves for pending legal matters. Based on the application of SFAS No. 5, “Accounting for Contingencies,” which requires us to record a reserve if we believe an unfavorable outcome is probable and the amount of the probable loss can be reasonably estimated, we deem this amount adequate. The determination of whether any particular matter involves a probable loss or if the amount of a probable loss can be reasonably estimated requires considerable judgment. This reserve may change in the future due to new developments or changes in our strategies or assumptions related to any particular matter. In light of the legal reserve recorded, we currently believe that resolution of these matters will not have a material adverse effect on our financial position or results of operations. However, these matters are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of these matters could have a material adverse impact on our financial position and our results of operations in the period in which any such effect is recorded.
     Income taxes: We account for deferred taxes by recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We account for the tax benefit from the exercise of non-qualified stock options by reducing our accrued income tax liability and increasing additional paid-in capital.
Market Risk Factors
     Changes in interest rates and interest rate risk: Funds held for clients are primarily comprised of short-term funds and available-for-sale securities and corporate investments are primarily comprised of available-for-sale securities. As a result of our operating and investing activities, we are exposed to changes in interest rates that may materially affect our results of operations and financial position. Changes in interest rates will impact the earnings potential of future investments and will cause fluctuations in the market value of our longer-term available-for-sale securities. In seeking to minimize the risks and/or costs associated with such activities, we generally direct investments towards high credit quality, fixed-rate municipal and government securities and manage the available-for-sale securities to a benchmark duration of two and one-half to three years. We do not utilize derivative financial instruments to manage our interest rate risk.
     Our investment portfolios and the earnings from these portfolios have been impacted by the fluctuations in interest rates. The Federal Funds rate has increased to 5.00% as of May 31, 2006. During the fiscal year ended May 31, 2006, the average interest rate earned on our combined funds held for clients and corporate investment portfolios was 3.2% compared with 2.2% and 1.8% for the fiscal years ended May 31, 2005 and 2004, respectively. Short-term rates rose steadily throughout fiscal 2005 and fiscal 2006. In fiscal 2005, longer-term rates, on average, were basically unchanged from fiscal 2004, but have risen steadily in fiscal 2006. While short-term and long-term interest rates generally move in the same direction, there are certain economic and liquidity conditions that will affect this relationship. While interest rates are rising, the full benefit of higher interest rates will not immediately be reflected in net income due to the interaction of long- and short-term interest rate changes as discussed below. The Federal Funds rate decreased from 6.50% at the end of fiscal 2000 to 1.00% at May 31, 2004. The decreasing interest rate environment experienced through fiscal 2004 negatively affected net income growth. During fiscal 2004, the decreasing rate environment generated significant unrealized gains for our longer-term available-for-sale securities. During fiscal 2004, we mitigated some of the impact of lower interest rates on earnings by realizing gains from sales of our investments.
     Increases in interest rates increase earnings from our short-term investments, and over time will increase earnings from our longer-term available-for-sale securities. Earnings from the available-for-sale securities, which currently have an average duration of 2.0 years excluding the impact of auction rate securities and VRDNs that are tied to short-term interest rates, will not reflect increases in interest rates until the investments are sold or mature and the proceeds are reinvested at higher rates. An increasing interest rate environment will generally result in a decrease in the market value of our investment portfolio.
     The cost and market value of available-for-sale securities which have stated maturities at May 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

	May 31, 2006
In thousands	Cost	Market value

Maturity date:
Due in one year or less	$545,046	$542,178
Due after one year through three years	688,411	678,728
Due after three years through five years	282,107	276,241
Due after five years	2,356,196	2,352,513

Total available-for-sale securities	$3,871,760	$3,849,660

     VRDNs and auction rate securities are primarily categorized as due after five years in the table above as the contractual maturities on these securities is typically twenty to thirty years. Although these securities are issued as long-term securities, both are priced and traded as short-term instruments because of the liquidity provided through the auction or tender feature.
     The following table summarizes the changes in the Federal Funds rate over the past three fiscal years:

	2006	2005	2004

Federal Funds rate — beginning of fiscal year	3.00%	1.00%	1.25%
Rate increase/(decrease):
First quarter	0.50	0.50	(0.25)
Second quarter	0.50	0.50	—
Third quarter	0.50	0.50	—
Fourth quarter	0.50	0.50	—

Federal Funds rate — end of fiscal year	5.00%	3.00%	1.00%

Three-year “AAA” municipal securities yields — end of fiscal year	3.65%	2.85%	2.50%

     Calculating the future effects of changing interest rates involves many factors. These factors include, but are not limited to, daily interest rate changes, seasonal variations in investment balances, actual duration of short-term and available-for-sale securities, the proportional mix of taxable and tax-exempt investments, and changes in tax-exempt municipal rates versus taxable investment rates, which are not synchronized or simultaneous. Subject to these factors, a 25-basis-point change generally affects our tax-exempt interest rates by approximately 17 basis points.
     Our total investment portfolio (funds held for clients and corporate investments) averaged approximately $3.9 billion for the full year ended May 31, 2006. Our normal and anticipated allocation is approximately 60% invested in short-term securities and available-for-sale securities that are priced and traded as short-term securities (auction rate securities and VRDNs) with an average duration of 35 days, and 40% invested in other available-for-sale securities with an average duration of two and one-half to three years. Based on these current assumptions, we estimate that the earnings effect of a 25-basis-point change in interest rates (17 basis points for tax-exempt investments) at the beginning of fiscal 2007 would be approximately $4.5 million to $5.0 million for fiscal 2007.
     The combined funds held for clients and corporate available-for-sale securities reflected a net unrealized loss of $22.0 million at May 31, 2006, compared with a net unrealized loss of $9.9 million at May 31, 2005, and a net unrealized loss of $4.2 million at May 31, 2004. During fiscal 2006, the net unrealized gain or loss position ranged from a net unrealized loss of $25.2 million to $6.1 million. During fiscal 2005, the net unrealized gain or loss position ranged from approximately $14.4 million net unrealized loss to $10.6 million net unrealized gain. The net unrealized loss position of our investment portfolios was approximately $29.0 million at June 23, 2006.
     As of May 31, 2006 and May 31, 2005, we had $3.9 billion and $3.6 billion, respectively, invested in available-for-sale securities at market value. Excluding auction rate securities and VRDNs classified as available-for-sale securities which are tied to short-term interest rates, the weighted average yields to maturity were 3.0% and 2.6%, as of May 31, 2006 and May 31, 2005, respectively. Assuming a hypothetical increase in both short-term and longer-term interest rates of 25 basis points, the resulting potential decrease in market value for our portfolio of securities at May 31, 2006, would be approximately $8.5 million. Conversely, a corresponding decrease in interest rates would result in a comparable increase in market value. This hypothetical decrease or increase in the market value of the portfolio would be recorded as an adjustment to the portfolio’s recorded value, with an offsetting amount recorded in stockholders’ equity and with no related or immediate impact on the results of operations.
     Credit risk: We are exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. We attempt to limit credit risk by investing primarily in AAA- and AA-rated securities and A-1- rated short-term securities, and by limiting amounts that can be invested in any single issuer.